Exhibit 10.2.21

MICHAEL J. CHESSER
Chairman and
Chief Executive Officer

April 7, 2005

Mr. John Marshall
3 Innisbrook Lane
Brentwood, TN 37027

Dear John:

It is with great pleasure that the Board of Directors of Kansas City Power & Light Company offers you the position of Senior Vice President – Delivery of Kansas City Power & Light.

The base salary for the position is $320,000 with an annual opportunity, under the current annual executive incentive plan, to earn up to 40% of annual salary at target performance.  However, for 2005 you will receive a payment of at least $128,000 under the annual executive incentive plan.  In addition, under the long-tern incentive plan you will be eligible for awards of up to 70% of annual salary.  The amount of your 2005 grant under the long-term incentive plan will not be prorated for your actual length of service in 2005.

You will also receive a $640,000 one-time grant of restricted stock payable at the end of three years upon continued employment.  Further, you will receive a one-time cash payment of $150,000 upon your commencement of employment.

We are hopeful that you will be able to join us in mid April.  On joining Kansas City Power & Light, you will be eligible for all corporate benefits including management pension plan, supplemental executive retirement plan, health care, four weeks vacation, and participation in the 401(k) savings plan, deferred compensation plan and “change in control” severance plan.  For pension benefits, you will receive two credited years of service for every one year of service earned.  The additional year of service will be paid as a supplemental retirement benefit.  If your employment is terminated (other than for “cause” as defined in the severance plan), in addition to any other applicable benefits or payments you will be paid a lump sum equal to the target payment under the annual executive incentive plan plus twice your base salary.

Kansas City Power & Light will pay all reasonable costs of your relocation to Kansas City, including moving expenses and temporary living expenses. We will pay for two trips for you and your spouse prior to your move.

This offer is contingent upon your successfully passing a physical exam as well as a background check.

We are excited about the future and look forward to welcoming you.

Sincerely,

/s/ Mike Chesser